EXHIBIT 99.1
------------

                              News Release

                                LANDAUER

                          For Immediate Release

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                      LANDAUER, INC. REPORTS HIGHER
                       SECOND QUARTER 2005 RESULTS


 For Further Information Contact:       James M. O'Connell
                                        Vice President, Treasurer and CFO

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GLENWOOD, ILLINOIS, APRIL 25, 2005 . . . LANDAUER, INC. (NYSE symbol LDR)
reported today that net income for its second fiscal quarter ended
March 31, 2005 was $5,143,000, or $0.57 per diluted share, compared with $4,839,000, or $0.54 per diluted share, in the same quarter in fiscal 2004.

Revenues for the quarter just ended were $19,706,000, or almost 8% higher than revenues of $18,262,000 in the same period last year. Higher domestic radiation monitoring activities represented approximately $700,000 of revenue growth for the quarter, where higher pricing, increased ancillary service revenues and modest unit gains were realized. International radiation monitoring revenue growth of almost $350,000 resulted from a mix of increased business activity in Europe, Asia and Brazil and a weaker U.S. dollar. The balance of revenue growth was attributable to sales of InLight products and services in the U.S. and abroad.

Aggregate costs and expenses for the quarter just ended were $1,207,000 higher than a year ago. Higher international costs for the quarter were attributable to InLight sales activity, a weak U.S. dollar and the closure of an unneeded facility north of Paris. Domestic cost and expense increases resulted from higher professional fees and outside services related to Section 404 work and market research, as well as higher depreciation and amortization expense. Resulting operating income for the second quarter of fiscal 2005 was $7,904,000 compared with $7,667,000 for the same period a year ago.


RESULTS FOR SIX MONTHS ENDED MARCH 31, 2005
-------------------------------------------

For the first half of fiscal 2005, Landauer reported net income of $9,573,000, or $1.06 per diluted share, compared with $8,844,000, or $0.99 per diluted share, for the same period in fiscal 2004. Revenues for the first six months of the fiscal year were $38,031,000, or 81/2% higher than $35,040,000 reported for the same period in fiscal 2004. Domestic revenue growth, representing almost $1,325,000 of the increase, resulted from improved pricing and modestly higher volume for radiation measurement and ancillary services. International radiation monitoring revenues were approximately $750,000 higher, the result of higher pricing, increased international business activity and a continued weak U.S. dollar. The balance of revenue growth for the first six months of 2005, or approximately $900,000, was attributable to sales of InLight products and services in the U.S. and abroad.




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        Landauer, Inc.   2 Science Road   Glenwood, IL 60425-1586
       Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com


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LANDAUER, INC.                                                ADD 1


Aggregate costs and expenses thus far in fiscal 2005 were $2,393,000 higher than a year ago. Higher international costs represented the largest component and, as for the current quarter, reflects the costs for InLight sales, currency translation and the planned costs associated with closing the redundant facility in France. Other categories of costs that were higher include depreciation and amortization, professional and outside service fees, direct materials and other production related costs. Resulting operating income for the first six months of fiscal 2005 was $14,624,000 compared with $14,026,000 for the same period in 2004.

Year-to-date net other income was moderately higher than a year ago where earnings of Nagase-Landauer, Ltd., the Company's joint venture in Japan, were higher by $165,000 and net interest expense was higher by $106,000. Income taxes for the first half of fiscal 2005 were higher than a year ago as a result of higher income. The effective tax rate for the current year of 37.1% compares with 37.6% for the first half of fiscal 2004.


OUTLOOK FOR BALANCE OF FISCAL 2005
----------------------------------

Management's review of the 2005 business plan indicates that no change in the outlook is warranted and that aggregate revenue growth for the year is anticipated to be in the range of 7 - 8%. The Company's traditional domestic and international revenue sources are expected to grow at a rate of 5.5 - 6.5% with sales for the InLight product line contributing to the balance of revenue growth. Sources of domestic revenue growth are expected to include pricing, moderate unit growth and increased sales of ancillary services. Pricing and increased unit volume are expected to contribute to international revenue growth in 2005, although currency exchange rates may impact results reported in U.S. dollars. Costs and operating expenses for fiscal 2005 are expected to grow at a rate slightly higher than revenues. Net other income in fiscal 2005 is anticipated to be comparable to the year just ended and minority interest should further decline, as a result of the elimination of minority interest in LCIE-Landauer. The effective income tax rate for fiscal 2005 is expected to be comparable to 2004 at 37.4%. Based on the preceding estimates, resulting net income for 2005 is currently anticipated to be higher by 6 - 8% compared with fiscal 2004.


CONFERENCE CALL INFORMATION
---------------------------

Landauer, Inc. has scheduled a conference call that will be broadcast simultaneously over the Internet at CCBN's web conferencing service on Tuesday, April 26, 2005, at 10:00 a.m. central time. The website address for CCBN is http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=94416&eventID=1056391. Please allow 15 minutes to register and download the required software. Replays will be available through CCBN's website.


ABOUT LANDAUER, INC.
--------------------

Landauer is the leading provider of analytical services to determine personal exposure to occupational and environmental radiation. For 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.



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LANDAUER, INC.                                                ADD 2


SAFE HARBOR STATEMENT
---------------------

Certain of the statements made herein (including, in particular, under the caption "Outlook for Balance of Fiscal 2005"), constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including, without limitation, assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies, generally; introduction and customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence ("OSL") technology to new platforms and formats, such as Luxel<registered trademark>+; the costs associated with the Company's research and business development efforts; the usefulness of older technologies; the anticipated results of operations of the Company and its subsidiaries or ventures; the valuation of the Company's long lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth under the caption "Significant Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2004 and other reports filed by the Company from time to time with the Securities and Exchange Commission.




































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LANDAUER, INC.                                                ADD 3


             SECOND QUARTER FISCAL 2005 FINANCIAL HIGHLIGHTS
        (Unaudited; amounts in thousands, except per share data)



                            THREE MONTHS ENDED      SIX MONTHS ENDED
                            -------------------   -------------------
                            MAR. 31,   MAR. 31,   MAR. 31,   MAR. 31,
                              2005       2004       2005       2004
                            --------   --------   --------   --------
Net revenues. . . . . . .   $ 19,706  $  18,262   $ 38,031   $ 35,040

Costs and expenses:
  Cost of sales . . . . .      7,262      6,365     14,356     12,503
  Selling, general and
    administrative. . . .      4,540      4,230      9,051      8,511
                            --------   --------   --------   --------
                              11,802     10,595     23,407     21,014
                            --------   --------   --------   --------

Operating income. . . . .      7,904      7,667     14,624     14,026

Other income - net. . . .        332        318        644        585
                            --------   --------   --------   --------

Income before income
  taxes and minority
  interest. . . . . . . .      8,236      7,985     15,268     14,611

Income taxes. . . . . . .      3,072      3,020      5,658      5,501
                            --------   --------   --------   --------

Income before minority
  interest. . . . . . . .      5,164      4,965      9,610      9,110

Minority interest . . . .         21        126         37        266
                            --------   --------   --------   --------

Net income. . . . . . . .   $  5,143   $  4,839   $  9,573   $  8,844
                            ========   ========   ========   ========

Net income per
 common share:
   Basic. . . . . . . . .   $   0.57   $   0.54   $   1.07   $   1.00
                            ========   ========   ========   ========
   Based on average
     shares outstanding .      8,956      8,897      8,952      8,875
                            ========   ========   ========   ========

   Diluted. . . . . . . .   $   0.57   $   0.54   $   1.06   $   0.99
                            ========   ========   ========   ========
   Based on average
     shares outstanding .      9,025      8,978      9,022      8,954
                            ========   ========   ========   ========





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LANDAUER, INC.                                                ADD 4


                   SUMMARY CONSOLIDATED BALANCE SHEET
                    (unaudited, amounts in thousands)



                                            March 31,   September 30,
                                              2005          2004
                                           ----------   -------------

ASSETS
Current Assets
  Cash and cash equivalents . . . . . . .    $  5,821        $  7,979
  Short-term investments. . . . . . . . .         522             616
  Receivables, net of reserves. . . . . .      17,913          15,060
  Other current assets. . . . . . . . . .       7,584           6,635
                                             --------        --------
Total current assets. . . . . . . . . . .      31,840          30,290
                                             --------        --------

Net property, plant and equipment . . . .      18,261          18,540
Equity in joint venture . . . . . . . . .       4,102           3,916
Goodwill net of amortization. . . . . . .      13,183          13,156
Other intangible assets,
  net of amortization . . . . . . . . . .       6,126           6,337
Other operating assets,
  net of amortization . . . . . . . . . .       5,804           4,791
Other assets. . . . . . . . . . . . . . .         589             488
                                             --------        --------
TOTAL ASSETS. . . . . . . . . . . . . . .    $ 79,905        $ 77,518
                                             ========        ========

LIABILITIES AND
STOCKHOLDERS' INVESTMENT
Current liabilities:
  Accounts payable. . . . . . . . . . . .    $  1,275        $  1,306
  Notes payable . . . . . . . . . . . . .       4,933           5,262
  Dividend payable. . . . . . . . . . . .       3,807           3,577
  Deferred revenue. . . . . . . . . . . .      12,521          12,554
  Other current liabilities . . . . . . .       5,418           5,577
                                             --------        --------
Total current liabilities . . . . . . . .      27,954          28,276

Non-current liabilities:
  Pension and postretirement
    liabilities . . . . . . . . . . . . .       4,786           3,845
  Deferred income taxes . . . . . . . . .       1,317           1,317
                                             --------        --------
Total non-current liabilities:. . . . . .       6,103           5,162

Minority interest in subsidiary . . . . .          44              83

Stockholders' investment. . . . . . . . .      45,804          43,997
                                             --------        --------

TOTAL LIABILITIES AND
   STOCKHOLDERS' INVESTMENT . . . . . . .    $ 79,905        $ 77,518
                                             ========        ========

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